UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*



                              MILLENNIUM CELL INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PAR SHARE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    60038b105
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2005
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 Pages

                                       13G
---------------------                                     ---------------------
CUSIP NO.  60038b105                                       PAGE 2 OF 16 PAGES
--------------------- ----------------------------------- ---------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Sage Capital Growth, Inc.

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                    (b)  |X|

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    3     SEC USE ONLY

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    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

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                                  5    SOLE VOTING POWER

                                          0

            NUMBER OF             ---------------------------------------------
             SHARES               6    SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                      809,442 (1)
              EACH
            REPORTING             ---------------------------------------------
              PERSON              7    SOLE DISPOSITIVE POWER
               WITH
                                          0

                                  ---------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                          See Row 6 above

-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          See Row 6 above

-------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          |X|
-------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.73% (2)

-------------------------------------------------------------------------------
-------------------

(1) Includes (i) 453,886 shares of Common Stock owned directly by Mainfield Enterprises Inc. and (ii) an aggregate of up to 355,556 shares of Common Stock issuable upon conversion of convertible debentures held by Mainfield Enterprises Inc., which are immediately convertible.

(2) Based on the 46,413,092 shares of Common Stock reported to be issued and outstanding on the Issuer's Quarterly Report on Form 10-Q dated November 15, 2005 plus 355,556 shares of Common Stock issuable upon conversion of the convertible debentures held by Mainfield Enterprises Inc.

---------------------                                     ---------------------
CUSIP NO.  60038b105                                       PAGE 3 OF 16 PAGES
--------------------- ----------------------------------- ---------------------
    12    TYPE OF REPORTING PERSON*

          CO

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


                                       13G

---------------------                                     ---------------------
CUSIP NO.  60038b105                                       PAGE 4 OF 16 PAGES
--------------------- ----------------------------------- ---------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mainfield Enterprises Inc.

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                    (b)  |X|

-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          British Virgin Islands

-------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

                                          0

            NUMBER OF             ---------------------------------------------
             SHARES               6    SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                      809,442 (3)
              EACH
            REPORTING             ---------------------------------------------
              PERSON              7    SOLE DISPOSITIVE POWER
               WITH
                                          0

                                  ---------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                          See Row 6 above

-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          See Row 6 above

-------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*  |X|

-------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.73% (4)

-------------------------------------------------------------------------------
-------------------

(3) Includes (i) 453,886 shares of Common Stock owned directly by Mainfield Enterprises Inc. and (ii) an aggregate of up to 355,556 shares of Common Stock issuable upon conversion of convertible debentures held by Mainfield Enterprises Inc., which are immediately convertible.

(4) Based on the 46,413,092 shares of Common Stock reported to be issued and outstanding on the Issuer's Quarterly Report on Form 10-Q dated November 15, 2005 plus 355,556 shares of Common Stock issuable upon conversion of the convertible debentures held by Mainfield Enterprises Inc.

---------------------                                     ---------------------
CUSIP NO.  60038b105                                       PAGE 5 OF 16 PAGES
--------------------- ----------------------------------- ---------------------
    12    TYPE OF REPORTING PERSON*

          CO

-------------------------------------------------------------------------------

                                       13G

---------------------                                     ---------------------
CUSIP NO.  60038b105                                       PAGE 6 OF 16 PAGES
--------------------- ----------------------------------- ---------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cavallo Capital Corp.

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                    (b)  |X|

-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

-------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

                                          0

            NUMBER OF             ---------------------------------------------
             SHARES               6    SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                      0
              EACH
            REPORTING             ---------------------------------------------
              PERSON              7    SOLE DISPOSITIVE POWER
               WITH
                                          0

                                  ---------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                          0

-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          0

-------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*  |X|

-------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%


---------------------                                     ---------------------
CUSIP NO.  60038b105                                       PAGE 7 OF 16 PAGES
--------------------- ----------------------------------- ---------------------
   12     TYPE OF REPORTING PERSON*

          CO

-------------------------------------------------------------------------------

                                       13G

---------------------                                     ---------------------
CUSIP NO.  60038b105                                       PAGE 8 OF 16 PAGES
--------------------- ----------------------------------- ---------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Pine Ridge Financial, Inc.

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                    (b)  |X|

-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          British Virgin Islands

-------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

                                          889,580 (5)

            NUMBER OF             ---------------------------------------------
             SHARES               6    SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                      0
              EACH
            REPORTING             ---------------------------------------------
              PERSON              7    SOLE DISPOSITIVE POWER
               WITH
                                          889,580 (5)

                                  ---------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                          0

-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          See Row 5 above

-------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*  |X|

-------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.88% (5)

-------------------------------------------------------------------------------

-------------------

(5) Based on the 46,413,092 shares of Common Stock reported to be issued and outstanding on the Issuer's Quarterly Report on Form 10-Q dated November 15, 2005 plus 889,580 shares of Common Stock issuable upon exercise of the warrants to purchase shares of Common Stock held by Pine Ridge Financial, Inc.

---------------------                                     ---------------------
CUSIP NO.  60038b105                                       PAGE 9 OF 16 PAGES
--------------------- ----------------------------------- ---------------------
    12     TYPE OF REPORTING PERSON*

           CO

-------------------------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer

          Millennium Cell Inc.

    (b)   Address of Issuer's Principal Executive Offices:

          One Industrial Way West,
          Eatontown, New Jersey 07724

ITEM 2.

    (a)   Name of Persons Filing:

          Sage Capital Growth, Inc. ("Sage")
          Mainfield Enterprises Inc. ("Mainfield")
          Cavallo Capital Corp. ("Cavallo")
          Pine Ridge Financial, Inc. ("Pine Ridge")


    (b)   Address of Principal Business Office:

          Sage:
          660 Madison Avenue, 18th floor
          New York, New York 10021

          Mainfield:
          Icaza, Gonzalez-Ruiz & Aleman (BVI) Trust Limited, Wickhams Cay I, Vanterpool Plaza
          P.O. Box 873, Road Town
          Tortolla, British Virgin Islands

          Cavallo:
          660 Madison Avenue, 18th floor
          New York, New York 10021

          Pine Ridge:
          Icaza, Gonzalez-Ruiz & Aleman (BVI) Trust Limited, Wickhams Cay I, Vanterpool Plaza
          P.O. Box 873, Road Town
          Tortolla, British Virgin Islands

    (c)   Citizenship:

          Sage:
          New York

          Mainfield:
          British Virgin Islands

          Cavallo:
          New York

          Pine Ridge:
          British Virgin Islands

    (d)   Title of Class of Securities:

          Common Stock, par value $0.001 per share

    (e)   CUSIP Number:
          60038b105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a)   |_|      Broker or dealer registered under section 15 of the Act (15
                   U.S.C. 78o).

    (b)   |_|      Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).

    (c)   |_|      Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c).

    (d)   |_|      Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C 80a-8).

    (e)   |_|      An investment adviser in accordance with
                   ss.240.13d-1(b)(1)(ii)(E);

    (f)   |_|      An employee benefit plan or endowment fund in accordance with
                   ss.240.13d-1(b)(1)(ii)(F);

    (g)   |_|      A parent holding company or control person in accordance with
                   ss. 240.13d-1(b)(1)(ii)(G);

    (h)   |_|      A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i)   |_|      A church plan that is excluded from the definition of an
                   investment company under section 3(c)(14) of the Investment
                   Company Act of 1940 (15 U.S.C. 80a-3);

    (j)   |_|      Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box    |X|

ITEM 4.   OWNERSHIP

    (a)   Amount Beneficially Owned

          See Row 9 of cover pages.

    (b)   Percent of Class

          See row 11 of cover pages.

    (c)   Number of shares as to which the person has:

          (i)      Sole power to vote or direct the vote:

          (ii)     Shared power to vote or direct the vote:

          (iii)    Sole power to dispose or to direct the disposition of:

          (iv)     Shared power to dispose or to direct the disposition of:

          See rows 5-8 of cover pages.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Inapplicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


          See the Joint Filing Agreement attached hereto as an Exhibit.

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP

          Inapplicable

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



SAGE CAPITAL GROWTH, INC.



By:   /s/ Avi Vigder
      --------------------
      Name: Avi Vigder
      Title: Director



MAINFIELD ENTERPRISES INC.



By:   /s/ Avi Vigder
      --------------------
      Name: Avi Vigder
      Title: Authorized Signatory



CAVALLO CAPITAL CORP.



By:   /s/ Avi Vigder
      --------------------
      Name: Avi Vigder
      Title: Director



PINE RIDGE FINANCIAL, INC.



By:   /s/ Gil Aboodi
      --------------------
      Name: Gil Aboodi
      Title: Authorized Signatory

                             JOINT FILING AGREEMENT

     In accordance with rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G, and all amendments thereto, and that such statement, and all amendments thereto, is made on behalf of each of them.

     IN WITNESS WHEREOF, the undersigned hereby execute this agreement.



                                       Sage Capital Growth, Inc.


                                       /s/ Avi Vigder
                                       ----------------------
                                       Name: Avi Vigder
                                       Title: Director



                                       Mainfield Enterprises Inc.


                                       /s/ Avi Vigder
                                       ----------------------
                                       Name: Avi Vigder
                                       Title: Authorized Signatory



                                       Cavallo Capital Corp.


                                       /s/ Avi Vigder
                                       ----------------------
                                       Name: Avi Vigder
                                       Title: Director



                                       Pine Ridge Financial, Inc.


                                       /s/ Gil Aboodi
                                       ----------------------
                                       Name: Gil Aboodi
                                       Title: Authorized Signatory